Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-28056 and No. 333-152032) on Form S-8 of Aerojet Rocketdyne Holding, Inc. of our report dated May 26, 2022 relating to the statements of net assets available for benefits of Aerojet Rocketdyne Retirement Savings Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental schedule as of December 31, 2021, appearing in this Annual Report on Form 11-K of Aerojet Rocketdyne Retirement Savings Plan for the year ended December 31, 2021.

/s/ Moss Adams LLP

Moss Adams LLP
Campbell, California
May 26, 2022